EXHIBIT 99.1

PRESS RELEASE

For additional information, contact:

Jane Marsh, Chief Financial Officer

Belmont Bancorp.

(740)-699-3140

FOR RELEASE: August 19, 2003

SUBJECT: BELMONT BANCORP. ANNOUNCES SPECIAL CASH DIVIDEND

Belmont Bancorp., parent of Belmont National Bank, is pleased to report that its Board of Directors declared a special dividend of $0.10 per share payable on September 15, 2003 to shareholders of record as of August 29, 2003.

President and CEO Wilbur R. Roat stated, “This special dividend is reflective of the bank’s improved operating environment and strength in its underlying capital base.”

Recent recoveries and improvements in core earnings have increased Belmont National Bank’s Tier 1 Capital Leverage ratio to 10.1% at June 30, 2003.

Roat commented, “We are gratified that we are in a position to declare this special dividend and wish to thank our shareholders for their ongoing support.”

Belmont Bancorp. is a holding company with total assets of $295 million and Belmont National Bank offices in Bellaire, Bridgeport, Cadiz, Lansing, New Philadelphia, St. Clairsville, Schoenbrunn and Shadyside, Ohio, and in the Woodsdale and Elm Grove areas of Wheeling, West Virginia. Belmont Bancorp. stock trades in the SmallCap Market of NASDAQ under the symbol BLMT. The closing price of Belmont Bancorp. stock on August 18, 2003 was $4.75 per share.